Exhibit 99.1

333 North Central Avenue ¡ Phoenix, AZ 85004	Financial Contacts:		Media Contact:
	Kathleen L. Quirk	David P. Joint	Eric E. Kinneberg
	(602) 366-8016	(504) 582-4203	(602) 366-7994

Freeport-McMoRan Elects

Gerald J. Ford Non-Executive Chairman and

Names James R. Moffett Chairman Emeritus

PHOENIX, AZ, December 28, 2015 – Freeport-McMoRan Inc. (NYSE: FCX) announced today that James R. Moffett, Chairman of the Board, co-founder, and long-time executive, will step down from FCX’s Board of Directors and as Executive Chairman. Mr. Moffett, who has been named Chairman Emeritus, has agreed to become a consultant to the FCX Board, including providing advisory services in support of the company’s ongoing discussions with the Indonesian Government regarding its Contract of Work.

The Board has elected Gerald J. Ford as Non-Executive Chairman. Mr. Ford has served as FCX’s Lead Independent Director since 2013.

Richard C. Adkerson, Vice Chairman, continues as President and Chief Executive Officer.

“During his over 50-year career in the natural resource industry, Jim Bob has become an icon as an explorationist,” said Gerald J. Ford. “Freeport-McMoRan has been built from his exceptional leadership, strong work ethic and vast knowledge of both the industry and our company’s operations.”

Richard C. Adkerson, stated: “It has been an honor and a privilege to have benefited from Jim Bob’s broad experience, commitment and support throughout the years.”

Salute to Jim Bob, Chief Geologist

“Jim Bob has been our chief geologist and has demonstrated great passion for exploration throughout his career,” said Mr. Adkerson. “He was instrumental in the discovery and development of our Grasberg deposit in Indonesia, which has grown to become one of the world’s largest copper and gold deposits.”

Mr. Moffett has served as Executive Chairman of FCX since 2003 and previously served as FCX’s Chief Executive Officer from 1995 to 2003. In 1969, Mr. Moffett and two associates founded McMoRan Oil & Gas Co., which developed into one of America’s leading independent oil and gas companies. In 1981, Mr. Moffett led the effort to merge McMoRan Oil & Gas Co. and Freeport Minerals Company. The merger resulted in the establishment of FCX’s former parent company, which became a global natural resource company. He served as its Chairman and Chief Executive Officer from 1984 until its acquisition in 1997.

Mr. Moffett has also been a noted civic leader and has received many awards during his career, including the 1990 Horatio Alger Association of Distinguished Americans Award. In 2000, he received the Association’s Norman Vincent Peale Award for his exceptional humanitarian contributions to society. He is also a member of the University of Texas McCombs School of Business Hall of Fame and the American Mining Hall of Fame, Mining Foundation of the Southwest.

FCX is a premier U.S.-based natural resources company with an industry-leading global portfolio of mineral assets, significant oil and gas resources and a growing production profile. FCX is the world’s largest publicly traded copper producer.

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FCX’s portfolio of assets includes the Grasberg minerals district in Indonesia, one of the world’s largest copper and gold deposits; significant mining operations in the Americas, including the large-scale Morenci minerals district in North America and the Cerro Verde operation in South America; the Tenke Fungurume minerals district in the DRC; and significant U.S. oil and natural gas assets in the Deepwater GOM, onshore and offshore California and in the Haynesville natural gas shale, and a position in the Inboard Lower Tertiary/Cretaceous natural gas trend onshore in South Louisiana.

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